SECURITIES PURCHASE AGREEMENT

dated as of August 23, 2021

among

CFN ENTERPRISES INC.

AND

THE OTHER PARTIES SET FORTH IN EXHIBIT A HERETO

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS1

1.1Recitals/Certain Definitions1

ARTICLE II PURCHASE AND SALE OF THE SECURITIES4

2.1Purchase and Sale of the Securities4

2.2Closing4

2.3Transactions to be Effected at the Closing4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS5

3.1Authority and Enforceability5

3.2Noncontravention5

3.3The Securities6

3.4Brokers’ Fees6

3.5Understandings or Arrangements.6

3.6Seller Status.6

3.7Experience of Each Seller.7

3.8Access to Information.7

3.9Legend.7

ARTICLE IV INTENTIONALLY OMITTED7

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER7

5.1Organization7

5.2Authorization8

5.3Noncontravention8

5.4Capitalization9

5.5Brokers’ Fees9

5.6Independent Investigation10

ARTICLE VI COVENANTS12

6.1Notice of Developments12

6.2No Solicitation12

6.3Covenant not to Compete12

6.4Taking of Necessary Action; Further Action13

6.5Confidentiality13

ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE14

7.1Conditions to Obligation of the Buyer14

7.2Conditions to Obligation of Sellers 14

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER16

8.1Termination of Agreement16

8.2Effect of Termination16

8.3Amendments17

8.4Waiver17

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TABLE OF CONTENTS

Page

ARTICLE IX INDEMNIFICATION17

9.1Survival17

9.2Indemnification by Sellers17

9.3Indemnification by Buyer18

9.4Third Party Indemnification Procedures18

9.5Direct Claim Procedures20

9.6Limitation on Indemnification Obligation20

9.7Payments21

9.8Tax Refunds, Insurance Proceeds and Other Payments21

9.9Mitigation22

ARTICLE X MISCELLANEOUS22

10.1Press Releases and Public Announcement22

10.2No Third-Party Beneficiaries22

10.3Entire Agreement22

10.4Succession and Assignment22

10.5Construction22

10.6Notices22

10.7Governing Law23

10.8Consent to Jurisdiction and Service of Process23

10.9Headings23

10.10Severability23

10.11Expenses24

10.12Incorporation of Exhibits and Schedules24

10.13Limited Recourse24

10.14Specific Performance24

10.15Counterparts24

EXHIBIT A – List of Sellers

EXHIBIT B - Buyer’s Certificate of Incorporation

EXHIBIT C - Buyer’s Bylaws

ii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of August 23, 2021 (the “Agreement”), among CFN ENTERPRISES INC., a Delaware corporation (the “Buyer”), and the other party or parties set forth in Exhibit A hereto (each a “Seller” and, if more than one, the “Sellers”).

BACKGROUND

Each Seller is the record and beneficial owner of the equity interests (“Securities”) in CNP Operating, LLC, a Colorado limited liability company (“Company”), set forth opposite such Seller’s name on Exhibit A.  The Sellers collectively own 45.9% of the issued and outstanding Securities in the Company.  The Sellers desire to sell, transfer and convey all of their respective Securities to the Buyer, and the Buyer desires to purchase and accept all such Securities from Sellers, upon the terms and subject to the conditions set forth in this Agreement (the sale and purchase of such Securities, the “Acquisition”).

Buyer understands that Sellers are not managers or managing members of the Company, have no substantive knowledge of the operations thereof and are not making any representations, warranties, covenants or undertakings in respect thereof.  With respect to all such matters, Buyer is entering into a separate securities purchase agreement on the date hereof with the Company and the managers / managing members of the Company (the “Managers / Managing Members”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1Recitals/Certain Definitions.

(a)The recitals set forth above are incorporated by reference as if fully set forth herein.  When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a) and other defined terms will have the meanings given to them elsewhere in this Agreement:

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, membership interests or other equity interests, as trustee or executor, by Contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Knowledge of Seller(s)” means the actual knowledge of the applicable Seller to which such knowledge qualification pertains.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, clearance, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (i) Liens for current Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory Liens of landlords and workers,’ carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business not yet overdue or that are being contested in good faith, (iii) Liens that will be released prior to or as of the Closing, (iv) Liens arising under this Agreement, (v) Liens created by or through the Buyer, or (vi) Liens that, individually or in the aggregate, do not materially interfere with the ability of Sellers to perform their obligations under this Agreement.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pro Rata Portion” means, with respect to any Seller, the quotient, expressed as a percentage, obtained by dividing: (a) the Securities held by such Seller, by (b) the aggregate Securities held by all Sellers, as set forth in Exhibit A hereto.

“Purchase Price Per Unit” means quotient obtained by dividing: (a) the Purchase Price Shares by (b) the aggregate number of Securities held by the Sellers.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Transaction Proposal” means any written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company or any of its Subsidiaries, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities or any equity securities of any of their Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction.

“$” means United States dollars.

(b)For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) the term “as of the Closing” or “as of the Closing Date” when used to calculate financial amounts in this Agreement will be as of 11:59 p.m. local time on the Closing Date.

ARTICLE II
PURCHASE AND SALE OF THE SECURITIES

2.1Purchase and Sale of the Securities.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, transfer, assign, convey and deliver to the Buyer, and the Buyer will purchase, accept and receive from each such Seller all right, title and interest in and to the Securities set forth opposite such Seller’s name on Exhibit A for an aggregate purchase price consisting of 162,486,000 shares of common stock (the “Purchase Price Shares”) of CFN Enterprises Inc., which as of the Closing shall account for approximately 34.2% of the issued and outstanding capital stock of CFN Enterprises, Inc. (collectively, the “Purchase Price”).  The Purchase Price Shares shall be payable as described below and allocated among Sellers as set forth on Exhibit A.

(b)At the Closing, the Buyer will deliver each Seller, such Seller’s Pro Rata Portion of the Purchase Price Shares, in those amounts set forth on Exhibit A.

2.2Closing.  The consummation of the Acquisition and the other transactions contemplated hereby (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties on the day on which the last of the conditions to closing contained in Article VII of this Agreement (other than any conditions that by their nature are to be satisfied at the Closing) are satisfied or waived in accordance with this Agreement or such other date as the Buyer and Sellers may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.3Transactions to be Effected at the Closing.

(a)At the Closing, the Buyer will: (i) issue to each Seller its Pro Rata Portion of the Purchase Price Shares in the applicable amounts reflected on Exhibit A and record such issuance in Buyer’s books and records; (ii) deliver original stock certificates evidencing the Purchase Price Shares (to the extent that the Purchase Price Shares are so certificated), or book entry records from the Buyer’s transfer agent, free and clear of all Liens, duly endorsed in blank, and any other transfer instruments required to validly transfer title in and to the Purchase Price Shares to each Seller (or to such Seller’s designee or designees, if so elected by such Seller); (iii) deliver to Sellers all those documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2 of this Agreement; and (iv) deliver all other instruments and documents reasonably requested by Sellers.

(b)At the Closing, each Seller will: (i) deliver to the Buyer a certificate or certificates representing the Securities, if certificated, duly endorsed or accompanied by stock powers, duly endorsed in blank, and any other transfer instruments required to validly transfer title in and to the Securities to Buyer (or to Buyer’s designee or designees, if so elected by Buyer); (ii) deliver to the Buyer all those documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.1 of this Agreement; and (iii) deliver all other instruments and documents reasonably requested by Buyer.

(c)At the Closing, Sellers shall deliver to the Buyer a final Schedule of Sellers in the form attached hereto as Exhibit A, which shall amend and restate in its entirety Exhibit A attached hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of Seller, severally, but not jointly, represents and warrants to the Buyer as to itself (and not to as to any other Seller) that each statement contained in this Article III is true and correct as of the date hereof.

3.1Authority and Enforceability.  Such Seller has the requisite power and authority, and, in the event such Seller is an individual, the requisite legal capacity, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller and no other action is necessary on the part of such Seller to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each other party hereto, shall constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2Noncontravention.

(a)Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition or the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, to the Knowledge of such Seller, (i) violate any Law applicable to such Seller or (ii) violate any Contract related to the Company to which such Seller is a party, except in the case of clauses (i) and (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Seller’s ability to consummate the Acquisition or perform its other obligations hereunder.

(b)The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Seller’s ability to consummate the Acquisition or perform its other obligations hereunder.

3.3The Securities.

(a)Such Seller holds of record and owns beneficially the issued and outstanding Securities of the Company set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens (except for Permitted Liens and any restriction on transfer arising under applicable securities Laws).  The Securities set forth opposite such Seller’s name on Exhibit A correctly sets forth all Securities owned of record or beneficially by such Seller in the Company.

(b)Seller is not a party to any Contract obligating such Seller to vote or dispose of any Securities, or other equity securities or voting interests in, the Company.

(c)Such Seller has the full right to sell, convey, transfer, assign and deliver the Securities, without the need to obtain the consent or approval of any third party other than as prescribed in the organizational documents of the Company and, to the Knowledge of such Seller, the Buyer will have, as of the Closing, good and valid record and title to the Securities, free and clear of all Liens (except in each case for any restriction on transfer arising under applicable securities Laws).

3.4Brokers’ Fees.  Such Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5Understandings or Arrangements.  Such Seller is acquiring the Purchase Price Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Purchase Price Shares (this representation and warranty not limiting such Seller’s right to sell the Purchase Price Shares pursuant to a registration statement or otherwise in compliance with applicable federal and state securities Laws).  Specifically, such Seller understands that the Purchase Price Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable state securities Law and such Seller is acquiring the Purchase Price Shares as principal for its own account, not as nominee or agent, and not with a view to or for distributing or reselling the Purchase Price Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Purchase Price Shares in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Purchase Price Shares in violation of the Securities Act or any applicable state securities Law (this representation and warranty not limiting such Seller’s right to sell the Purchase Price Shares pursuant to a registration statement, if applicable, or otherwise in compliance with applicable federal and state securities Laws).

3.6Seller Status.  As of the date hereof, such Seller was, and as of the Closing Date, such Seller will be either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

3.7Experience of Each Seller.  Such Seller, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchase Price Shares, and has so evaluated the merits and risks of such investment.  Such Seller is able to bear the economic risk of an investment in the Purchase Price Shares and, at the present time, is able to afford a complete loss of such investment.

3.8Access to Information. Such Seller acknowledges that it has had the opportunity to review this Agreement (including all exhibits and schedules thereto) and the Securities and Exchange Commission reports filed by CFN Enterprises Inc. (the “SEC Reports”) and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the offering of the Purchase Price Shares and the merits and risks of investing in the Purchase Price Shares; (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

3.9Legend.  Such Seller agrees to the imprinting, so long as is required under the Securities Act, of a legend on any of the Purchase Price Shares in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (ii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT.

ARTICLE IV
[INTENTIONALLY OMITTED]

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.  Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer or any of its subsidiaries, or Buyer’s ability to consummate the Acquisition or perform its other obligations hereunder.

5.2Authorization.  The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each other party hereto, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3Noncontravention.

(a)Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Certificate of Incorporation or Bylaws of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof, or (iii) violate any Contract to which the Buyer is a party, except in the case (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), or operations of the Buyer or any of its subsidiaries, or prevent or materially delay the consummation of the Acquisition or Buyer’s ability to perform its other obligations hereunder.

(b)The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity or any other third party, except for (i) post-closing securities filings or notifications required to be made under federal securities Laws, or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer or any of its subsidiaries, or Buyer’s ability to consummate the Acquisition or perform its other obligations hereunder.

5.4Capitalization.

(a)The authorized capital of the Buyer consists, immediately prior to the Closing of:

(i)500,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), 121,192,209 shares of which are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.  The Buyer holds no Common Stock in its treasury.

(ii)2,000,000 shares of preferred stock, of which 500 shares have been designated as Series A preferred stock and 3,000 shares have been designated as Series B preferred stock (the “Preferred Stock”), all of which designated shares are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.  The Buyer holds no Preferred Stock in its treasury.]

(iii)The rights privileges and preferences of the Buyer’s capital stock are as stated in Buyer’s Certificate of Incorporation, a copy of which is attached hereto as Exhibit B (the “Certificate of Incorporation”), Buyer’s Bylaws, a copy of which is attached hereto as Exhibit C (the “Bylaws”), and as otherwise provided by the Delaware General Corporation Law.

(b)Buyer has reserved 3,160,000 shares of Common Stock for issuance to officers, directors, employees and consultants of Buyer pursuant to its 2006 stock option Plan, duly adopted by Buyer’s Board of Directors (the “Stock Plan”).  Of such reserved shares of Common Stock, options to purchase 3,160,000 shares have been granted and are currently outstanding, and no shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.  Buyer has furnished to Sellers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)None of Buyer’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where Buyer’s Stock Plan is not assumed in an acquisition. Buyer has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Certificate of Incorporation, Buyer has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(d)Buyer has obtained valid waivers of any rights by other parties to purchase any of the Purchase Price Shares covered by this Agreement.

5.5Brokers’ Fees.  Neither Buyer, nor any of its Affiliates or direct or indirect subsidiaries, has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on Sellers or the Company.

5.6Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigations and the limited representations of the Sellers set forth in Article III of this Agreement; and (b) none of the Sellers have made any representation or warranty as to Sellers, the Company, the Securities or this Agreement, except as expressly set forth in Article III of this Agreement.  Specifically with respect to all matters relating to the Company (including any disclosure schedules), Buyer is relying solely upon a separate securities purchase agreement executed among Buyer, Company and the Manager/Managing Members thereof, for which Sellers have absolutely no Liability therefor. Buyer acknowledges and agrees that except for the representations and warranties of the Sellers expressly set forth in Article III of this Agreement, (i) Sellers hereby expressly disclaim all representations and warranties of any kind or nature whatsoever (including warranties for particular purposes), whether expressed or implied, including representations and warranties with respect to the Company and the Securities or otherwise, and/or statements, documents or other information (including as to the accuracy or completeness thereof) heretofore or hereafter delivered to or made available to the Buyer or any Person (whether written or oral), and that Buyer will not assert a claim against any Seller or any Seller Indemnified Party, or hold Sellers liable with respect thereto; (ii) Sellers hereby expressly disclaim any and all representations and warranties with respect to the Company, its business, the Securities or otherwise and Sellers make no warranty or representation whatsoever, either oral or written, express or implied, at law or in equity, with respect to the Company, the Securities or otherwise; and (iii)  Buyer is not relying upon any representation of any kind or nature made by Sellers (or any Party purporting to act on behalf of Sellers) and that, in fact, no such representations have been made except as expressly set forth in Article III of this Agreement.

5.7Acquisition Entirely for Own Account.  This Agreement is made with Buyer in reliance upon Buyer’s representation to the Sellers, which by the Buyer’s execution of this Agreement, Buyer hereby confirms, that the Securities to be acquired by the Buyer will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.  Buyer understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any other applicable state securities laws.

5.8Securities Filings.  Except as disclosed in the SEC Reports, buyer has timely filed all forms, reports, statements, certifications and other documents required to be filed by it with the U.S. Securities and Exchange Commission under the Securities Act, Exchange Act and other applicable federal securities laws.  None of Buyer’s SEC Reports contains any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference or necessary in order to make the statements that are made in the SEC Reports, in light of the circumstances in which they were made, not misleading.

5.9Valid Issuance of Shares.  The Purchase Price Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any and all Liens and restrictions on transfer other than restrictions on transfer arising applicable federal and state securities Laws and Liens created by or imposed by Sellers.  Assuming the accuracy of the representations of each Seller set forth in Article III of this Agreement, and subject to the filings described in Section 5.3(b) of this Agreement, the Purchase Price Shares will be issued in compliance with all applicable federal and state securities laws.  As of the Closing each Seller shall good and valid record and title to the Purchase Price Shares, free and clear of all Liens (except in each case for any restriction on transfer arising under applicable securities Laws).

5.10Compliance with Other Instruments.  The Buyer is not in violation or default: (i) of any provision of its Certificate of Incorporation or Bylaws; (ii) any instrument, judgment, Order, write or decree, (iii) under any note, indenture or mortgage, (iv) under any lease agreement contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule, regulation or Law applicable to the Buyer, the violation of which would have a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer or any of its subsidiaries, or the Buyer’s ability to consummate the Acquisition or perform any of its other obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in such violation or be in conflict with or constitute, with or without the passage of time and giving notice, either: (i) a default under any such provision, instrument, judgment, Order, writ, decree, contract or agreement, or (ii) an event which results in the creation of any Lien, charge or encumbrance on any assets of the Buyer or the suspension, revocation, forfeiture or nonrenewal of any material Permit or license applicable to the Buyer.

5.11Permits.  The Buyer has all franchises, Permits, licenses and similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer or any of its subsidiaries, or Buyer’s ability to consummate the Acquisition or perform its other obligations hereunder.  Buyer is not in default in any material respects under any such franchises, Permits, licenses or other similar authority.

5.12Corporate Documents.  The Certificate of Incorporation and Bylaws of Buyer as of the date of this Agreement are in the form attached hereto and have not been amended or modified subsequent to Buyer’s provision of the same to Sellers.

ARTICLE VI
COVENANTS

6.1Notice of Developments.  Each Seller will give prompt written notice to the Buyer of any event that would reasonably be expected, individually or in the aggregate: (a) to cause a breach of such Seller’s representations, warranties, covenants or other agreements contained herein, or (b)  prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.  The Buyer will give prompt written notice to the Sellers of any event that might reasonably be expected to, individually or in the aggregate: (i) have a material adverse effect on the assets, properties, condition (financial or otherwise), or operations of the Buyer or any of its subsidiaries, (ii) cause a breach of any of Buyer’s representations, warranties, covenants or other agreements contained herein, or (iii) prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.  The delivery of any notice pursuant to this Section 6.1 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.2No Solicitation.

(a)The Sellers shall immediately cease any existing discussions regarding a Transaction Proposal.

(b)During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, without the prior consent of the Buyer, no Seller will, nor will any Seller authorize or permit any of its respective Representatives to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers, or any of their Representatives.

6.3Covenant not to Compete. For a period of three (3) years from and after the Closing (the “Noncompetition Period”), each Seller, severally and not jointly, shall not engage directly or indirectly in any business operating in the areas of cannabinoid manufacturing, extraction, distillation, remediation and isolation, anywhere worldwide (the “Business”); provided, however, that ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not be deemed to constitute a breach of the obligations contained in this Section 6.3.  During the Noncompetition Period, each Seller, severally and not jointly, shall not induce or attempt to induce any customer or supplier of the Buyer or any Affiliate of the Buyer as of the Closing Date to terminate its relationship with the Buyer or any Affiliate of the Buyer.  During the Noncompetition Period, each Seller, severally and not jointly, shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, solicit or attempt to solicit the employment any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer as of the Closing Date, provided, however, that each Seller may undertake such actions directed to the general public (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements) which shall not constitute solicitation under this Section 6.3.

6.4Taking of Necessary Action; Further Action.  Subject to the terms and conditions of this Agreement, the Sellers and Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.5Confidentiality.  Reference is made to that certain Non-Disclosure Agreement, dated November 18, 2020, by and among the parties hereto (the “Confidentiality Agreement”).  Effective upon the Closing, the Confidentiality Agreement will terminate; provided, however, that prior to the Closing, in addition to the exclusions set forth in the Confidentiality Agreement, “Confidential Information” as defined in the Confidentiality Agreement shall not include information which is disclosed by the Buyer pursuant to applicable Law, the Exchange Act, and applicable rules and regulations promulgated thereunder.  From and after the Closing each Seller will treat and hold as confidential, refrain from using any of the Confidential Information (as defined in the Confidentiality Agreement) except in connection with this Agreement or the transactions contemplated hereby, and except as required in connection with its rights or obligations under this Agreement, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession.  In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify the Buyer as promptly as practicable of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5.  If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such disclosing Seller shall use his or its reasonable efforts to obtain, at the request and sole expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which: (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of its disclosure directly or indirectly by such Seller in violation of this Agreement); (b) was available to such Seller and known by such Seller on a non-confidential basis from a source other than the Buyer, provided that such source, to the Knowledge of such Seller, is not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; or (c) has been independently acquired or developed by such Seller without reference to the Confidential Information.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a)The representations and warranties of Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Sellers’ ability to consummate the Acquisition or perform its other obligations hereunder. Furthermore, for purposes hereof, a representation or warranty of any Seller shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the Effective Date, the occurrence of which did not arise by reason of a breach of a covenant made by such Seller making such representation or warranty under this Agreement.

(b)Each Seller shall have performed all covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect or materially adversely affect the ability of such Seller to consummate the Acquisition or perform its other obligations hereunder.

(c)The parties hereto shall have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e)Each Seller will have delivered, or caused to be delivered, to Buyer: (i) an affirmation, if such Seller is an individual, or (ii) a certificate executed by an officer, if such Seller is an entity, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied in all respects.

(f)The Sellers will have delivered, or caused to be delivered, to Buyer a final Schedule of Sellers in the form attached hereto as Exhibit A.

(g)The Sellers shall have delivered to Buyer such other documents or instruments as Buyer may reasonably request and are reasonably necessary to consummate the Acquisition and the other transactions contemplated by this Agreement.

7.2Conditions to Obligation of Sellers .  The obligation of Sellers to consummate the Acquisition is subject to the satisfaction or waiver by Sellers of the following conditions:

(a)The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the Acquisition or perform its other obligations hereunder. Furthermore, for purposes hereof, a representation or warranty of the Buyer shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the Effective Date, the occurrence of which did not arise by reason of a breach of a covenant made by the Buyer making such representation or warranty under this Agreement.

(b)The Buyer shall have performed all covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect or materially adversely affect the ability of the Buyer to consummate the Acquisition or perform its other obligations hereunder.

(c)The parties hereto shall have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e)The Buyer shall have obtained any consents, Permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties required to consummate the Acquisition.

(f)The Buyer shall have delivered to Sellers the Share Purchase Price.

(g)The Buyer shall have delivered, or caused to be delivered, to Sellers original stock certificates evidencing the Purchase Price Shares (to the extent that the Purchase Price Shares are so certificated), or book entry records from the Buyer’s transfer agent, free and clear of all Liens, duly endorsed in blank, and any other transfer instruments required to validly transfer title in and to the Purchase Price Shares to each Seller in accordance with Exhibit A.

(h)The Buyer shall simultaneously close on the balance of the issued and outstanding Securities in the Company from its Managers/Managing Members at a pro-rata price not to exceed the Purchase Price Per Unit paid to the Sellers hereto.

(i)The Buyer shall have delivered, or caused to be delivered, to Sellers a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Acquisition and all other transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(j)The Buyer shall have delivered, or caused to be delivered, to Sellers a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer, certifying the names and signatures of the officers of Buyer authorized to execute this Agreement and the other documents to be delivered hereunder.

(k)The Buyer shall have delivered to Sellers a certificate of the Buyer, executed by an officer of the Buyer, dated as of the Closing Date, certifying on behalf of the Buyer that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied in all respects.]

(l)The Buyer shall have delivered to Sellers such other documents or instruments as Sellers may reasonably request and are reasonably necessary to consummate the Acquisition and the other transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

8.1Termination of Agreement.  This Agreement may be terminated as follows:

(a)by mutual written consent of the Buyer and Sellers at any time prior to the Closing;

(b)by either the Buyer or Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c)by either the Buyer or Sellers if the Closing does not occur on or before the ninetieth (90th) day following the date of this Agreement; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d)by the Buyer if any Seller has breached its respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e)by Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied

8.2Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 above, this Agreement shall terminate and all rights and obligations of the parties under this Agreement shall automatically end without any Liability (other than with respect to any suit for breach of Section 6.2 (No Solicitation) and  Section 6.5 (Confidentiality) of this Agreement) on the part of the Buyer or Sellers (or any agent, consultant or Representative of any such party); provided, that the provisions of Section 10.1 through Section 10.15 and this Section 8.2 shall survive any termination hereof pursuant to Section 8.1.

8.3Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and Sellers.

8.4Waiver.  At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of Sellers or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of Sellers.  Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer.  At any time prior to the Closing, Sellers may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer.  Any agreement on the part of Sellers to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by Sellers.  Except for any waiver under the preceding sentences of this Section 8.4, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.  The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1Survival.  The representations, warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twenty -four (24) months following the Closing Date (“Survival Period”), at which time they shall expire; provided, however, that (a) the representations and warranties set forth in Section 3.1 (Authority and Enforceability), Section 3.3 (The Securities), Section 3.4 (Brokers’ Fees), Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Capitalization),  Section 5.4 (Brokers’ Fees) and Section 5.8 (Valid Issuance of Shares) of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved.  Unless a specified period is set forth in this Agreement (in which event such specified period will control), and for covenants that by their terms are to be performed after the Closing Date, all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until thirty (30) days after the expiration of the applicable statutes of limitations.  To avoid any doubt, the parties hereto agree that the time limitations herein limit the time in which a claim may be brought even though such time limits may be less than those otherwise afforded under applicable statutes of limitations.  In the event that a claim has been brought within such time periods, the running of such time prior to the final adjudication of such claim shall not time bar the continuation of such claim.

9.2Indemnification by Sellers.  From and after the Closing, each Seller, on a several basis, solely with respect to such Seller’s breach hereunder, hereby agrees to indemnify, defend and save the Buyer and, to the extent applicable, its Affiliates, stockholders, officers, directors, employees, agents and Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all direct and actual Liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants but excluding any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measure)) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of such Seller contained in Article III or (b) the failure of such Seller to perform any of its covenants or obligations contained in this Agreement.

9.3Indemnification by Buyer.  From and after the Closing, the Buyer agrees to indemnify, defend and save Sellers and to the extent applicable, Sellers’ Affiliates, employees, agents and Representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4Third Party Indemnification Procedures.

(a)If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article IX.  Such notice shall contain details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim including an estimate of the amount of claimed Losses (if known and quantifiable) and copies of all relevant pleadings, documents and information.  Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except to the extent (and only to the extent) that the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 9.4(b), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, that (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided, further, that the Indemnifying Party shall not have the right to defend against such Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or other equitable relief against any Indemnified Party or any of its Affiliates, or (C) the Indemnified Party shall in good faith determine after consultation with outside counsel that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party.

(c)The Indemnifying Party shall notify the Indemnified Party within fifteen (15) days after having received any claim notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim.  If the Indemnifying Party has the right to and elects to assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.4, (i) the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party shall not enter into any settlement agreement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ at its expense separate counsel of its choice for such purpose (in which case the counsel of the Indemnifying Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim).

(d)If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(c) within fifteen (15) days after receipt of notice of a Third Party Claim, or the Indemnifying Party is otherwise not entitled to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party may defend, and be reimbursed by the Indemnifying Party for its reasonable costs and expenses in regard to, the Third Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings.  In such circumstances, the Indemnified Party may defend any such Third Party Claim and have full control of such defense and proceedings including the settlement, compromise or discharge thereof; provided, however, that no such Third Party Claim shall be settled, compromised or discharged by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).  The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim described in this Section 9.4(d) and to employ one separate counsel of its choice for such purpose (in which case the counsel of the Indemnified Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim).  The fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(e)Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no Indemnified Party, upon reasonable advice of counsel, shall have any obligation to disclose any information the disclosure of which would reasonably be expected to result in a violation of applicable Law or is subject to attorney-client or any other privilege, and if requested by an Indemnified Party, the Indemnifying Party will enter into an appropriate joint defense agreement (or other privilege-preserving agreement) in connection with obtaining access to such information.

9.5Direct Claim Procedures.  In the event an Indemnified Party brings a claim for indemnity against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give prompt notice in writing of such Direct Claim to the Indemnifying Party.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (excluding anything subject to attorney-client or similar privilege) with respect thereto and shall indicate the estimated amount, if reasonably known and quantifiable and assuming the truth of the facts asserted therein, of the Losses that have been or may be sustained by the Indemnified Party; provided, however, that (a) the notice with respect to a Direct Claim (a “Direct Claim Notice”) need only specify such information to the knowledge of such Indemnified Party as of the date of such notice and (b) shall be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Direct Claim Notice.  The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim Notice.  During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s and its Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  The Indemnifying Party may object to a claim for indemnification set forth in a Direct Claim Notice by delivering a notice to the Indemnified Party seeking indemnification within sixty (60) days of the delivery of the applicable Direct Claim Notice (the “Direct Claim Objection Deadline”), setting forth in reasonable detail the objections to the Direct Claim.  If the Indemnifying Party notifies the applicable Indemnified Party that it objects by the Direct Claim Objection Deadline or fails to object by the Direct Claim Objection Deadline, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6Limitation on Indemnification Obligation.  Notwithstanding anything in this Agreement to the contrary, the liability of Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2(a) is subject to the following limitations:

(a)The Sellers shall not, individually, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 (other than with respect to Fundamental Representations or for actual fraud in the making of representations or warranties of Sellers in this Agreement (“Fraud”)) in excess of each such Seller’s Pro Rata Portion of the aggregate sum of $2,000,000 (the “Cap”).  Each Seller’s aggregate liability for Fraud or for the breach its Fundamental Representations shall be limited to the value of such Seller’s Pro Rata Portion of the Purchase Price Shares as of the date such Losses arose (the “Upper Cap”).

(b)The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations) until and unless the aggregate amounts indemnifiable for such breaches exceeds $200,000 (the “Basket”).  In the event the Buyer Indemnified Parties’ entitlement to indemnification for Losses, in the aggregate, exceed the Basket, the Buyer Indemnified Parties shall be entitled to all Losses in excess of the Basket, subject to the Cap and Upper Cap, as applicable.

(c)The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representation and/or warranty.

(d)All indemnification payments pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price.

(e)For the avoidance of doubt, subject to the limitations contained in this Article IX, each of such Seller’s liability under this Article IX is limited to the amount of cash actually received by such Seller pursuant to this Agreement and allocated among Sellers in accordance with each Seller’s Pro Rata Portion and in no event shall one Seller be liable for a breach (including Fraud) of another Seller.  Each of the parties hereto acknowledges and agrees that following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of the Buyer Indemnified Parties for any matter arising out of this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, a party hereto may bring an Action to enforce this Article IX.

9.7.Payments.  Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the final adjudication in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.  As used herein, “final adjudication” shall refer to a final, non-appealable judgment of a court of competent jurisdiction or an agreement in writing signed by the parties hereto.

9.8.Tax Refunds, Insurance Proceeds and Other Payments.  The amount of any and all Losses for which indemnification is provided pursuant to this Article IX will be net of any Tax benefit to which an Indemnified Party actually receives by reason of payment of such Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by, or paid in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto.  In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party.  The Buyer will use (and will cause its Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

9.9Mitigation.  The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement, to the extent required by applicable Law.

ARTICLE X
MISCELLANEOUS

10.1Press Releases and Public Announcement.  Neither the Buyer on the one hand, nor Sellers on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that, the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable Law.

10.2No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3Entire Agreement.  This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by Sellers, and, in the case of assignment by Sellers, the Buyer.

10.5Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile or electronic mail transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:c/o CFN Enterprises Inc.
600 East 8th Street
Whitefish, MT 59937
Attn: Chief Executive Officer
Email: brian@accelerize.com

with a copy to:Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Rob Condon, Esq.
Email: rob.condon@dentons.com

If to Sellers:To the addresses specified on Exhibit A hereto with a copy to:Seyfarth Shaw LLP
620 Eighth Avenue
New York, New York 10018
Attn: Marc J. Gurell, Esq.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.8Consent to Jurisdiction and Service of Process.  EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.9Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b)

this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, (d) with respect to Sellers’ obligations in Section 6.3 of this Agreement, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision and (e) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11Expenses.  Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.  As used in this Section 10.11, “expenses” means the fees and out-of-pocket expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13Limited Recourse.  Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder or member of such party or any of such stockholder’s or member’s Affiliates, or any of their respective Representatives or agents (in each case, in their capacity as such).

10.14Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or in equity.

10.15Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S.  federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

CFN ENTERPRISES INC.

By:
Name:
Title:

SELLERS: